Exhibit 10.1

October 8, 2010

Mr. Walter M. Pressey

c/o Boston Private Financial Holdings, Inc.

Ten Post Office Square

Boston, MA 02109

Re:	Retirement Agreement

Dear Walt:

This letter is intended to confirm the agreement between Boston Private Financial Holdings, Inc. (the “Company”) and you concerning your retirement from the Company.

You will retire from the Company effective October 15, 2010. As a result of your retirement, you will be entitled to certain payments and rights without regard to whether you enter into any further agreement with the Company. Specifically, assuming that your employment terminates on October 15, 2010, (1) the Company shall pay your salary and accrued but unused vacation pay to October 15, 2010, (2) the Company shall provide you with the opportunity to continue group health plan coverage under the law known as COBRA, (3) you shall continue to have rights under the Company’s Deferred Compensation Plan (the “Deferred Compensation Plan”), subject to the terms and conditions of such plan and (4) you will continue to have rights to certain stock options and restricted stock to the extent granted to you in accordance with and subject to the Company’s equity plans. Assuming that your employment terminates on October 15, 2010, the Company shall also reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the termination of your employment as well as for expenses you have incurred prior to October 15, 2010 that are eligible for reimbursement under and up to the annual executive flexible benefit amount (the “Flexible Benefit Amount”) approved by the Company’s Compensation Committee (the “Compensation Committee”), in each case, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy and the approved Flexible Benefit Amount.

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive separation pay and related benefits.

If you agree to the terms of this Agreement, you acknowledge that you are entering into this Agreement knowingly and voluntarily. It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist. By entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you.

As set forth in Section 21 below, (1) you acknowledge that you were given the opportunity to consider an earlier agreement that was proposed to you on September 20, 2010 for up to twenty-one (21) days before signing it, that this Agreement is an amendment of such previously proposed agreement, and that the amendment of such proposed agreement does not have the effect of restarting this twenty-one (21) day period; and (2) you may revoke your acceptance of this Agreement within the seven (7) day period after you sign it. If you do not revoke the Agreement, it will be effective on the first business day after that seven (7) day period expires (the “Effective Date”).

With those understandings, you and the Company agree as follows:

1. Retirement

This confirms that you shall retire and your employment with the Company shall end effective on October 15, 2010 (the “Retirement Date”). Effective October 15, 2010, you resign as Vice Chairman of the Company and as a member of the Board of Directors of the Company. As of October 15, 2010 or as soon as practicable thereafter, you also resign from any and all other positions that you hold with the Company or any affiliate, including without limitation your positions on the Boards of Directors of Coldstream Capital Management Inc., Anchor Capital Advisors, LLC and Charter Private Bank (together, the “Affiliate Board Positions”). You shall promptly issue resignation letters with respect to all such Affiliate Board Positions and you shall further sign any other documentation that the Company may reasonably require to effectuate your resignations pursuant to this section of the Agreement and, through and following the Retirement Date, you agree to cooperate with the Company as may be reasonably necessary in connection with the transition of your duties with respect to such Affiliate Board Positions.

2. Employment Separation Payments and Benefits

(a) Separation Payments. The Company shall pay you a lump-sum amount of $575,000, less applicable withholdings for taxes and other applicable deductions, payable on the first regular payroll date of the Company following the Effective Date.

(b) Health Benefits. You shall be permitted to continue your participation in the Company’s Executive Health Services program through December 31, 2010, subject to the terms and conditions of such program.

(c) Outplacement Services. The Company shall pay up to $30,000 to any legitimate outplacement services provider selected by you for the purpose of providing outplacement services to you, provided that you begin utilizing such services no later than two months after this Agreement becomes effective. In order to be eligible for payments under this subsection, the Company must receive all relevant invoices for such services no later than March 1, 2011 and the Company shall make such payments pursuant to this Section 2(c) not later than March 15, 2011.

(d) Use of Flexible Benefit Amount. Following the Retirement Date, the Company shall continue to reimburse you under and up to your approved Flexible Benefit Amount with respect to documented legal and related expenses incurred by you in connection with the negotiation and completion of this Agreement, including, to the extent necessary, any such expenses that you incur after October 15, 2010 (but in no event with respect to expenses incurred after December 31, 2010), subject to and in accordance with the terms of such program.

3. Bonuses

(a) August 2009 Special Retention Award. The Company shall pay you an amount equal to $100,000 with respect to your August 2009 Special Retention Award granted on August 11, 2009 (the “Special Retention Award”) and relating only to the period from August 7, 2009 through December 31, 2009 and June 17, 2010 through October 15, 2010. This Retention Bonus will be paid to you on the first regular payroll date of the Company following the Effective Date. You acknowledge and agree that you are not and will not become entitled to receive any other payments with respect to the Special Retention Award.

(b) 2010 Annual Bonus. The Company shall pay you a pro-rated portion of your annual incentive bonus, if any, for the period from June 17, 2010 through October 15, 2010, under the Company’s 2010 Annual Incentive Bonus Plan for its Senior Policy Group (the “Annual Bonus Plan”). Such bonus shall be paid in 2011 at the time bonuses under the Annual Bonus Plan with respect to 2010 are otherwise paid under the terms of such plan to other participating senior executives. The amount of such pro-rated bonus, if any, will be determined by the Company’s Chief Executive Officer and President and approved by the Compensation Committee pursuant to the annual incentive framework and subject to achievement of applicable performance metrics approved by the Compensation Committee for 2010.

You hereby acknowledge and agree that you are not entitled to or eligible to receive any other bonus or incentive compensation from the Company or any of its affiliates except as provided in this Agreement.

4. Equity

(a) Time-Vesting Restricted Stock Awards. Notwithstanding the terms and conditions of all grants to you or agreements between you and the Company concerning restricted stock (the “Restricted Stock Agreements”), which Restricted Stock Agreements remain in full force and effect except as modified herein, all shares of restricted Company common stock granted to you that are subject to a time-based vesting schedule (“Time-Vesting Restricted Stock Awards”) shall become fully vested as of the Effective Date of this Agreement. You acknowledge that the table below summarizes all of your Time-Vesting Restricted Stock Awards outstanding as of the Retirement Date:

Grant Date	Number of Shares of Restricted Stock
May 14, 2010	21,124
June 15, 2009	18,812
May 15, 2008	4,070

(b) Performance-Vesting Restricted Stock Awards. Notwithstanding the terms and conditions of the applicable Restricted Stock Agreements, which Restricted Stock Agreements remain in full force and effect except as modified herein, and provided this Agreement becomes effective, shares of restricted Company common stock granted to you that are subject to a performance-based vesting schedule (“Performance Share Awards”) shall be eligible to vest with respect to a pro-rated portion of each such Performance Share Award upon the conclusion of the applicable performance measurement period. Such pro-rata portion of each Performance Share Award (i) shall be calculated based on the number of days during the applicable performance measurement period you were employed by the Company (with your period of employment being the period from the grant date of the Performance Share Award through October 15, 2010) and (ii) shall vest if, but only if and to the extent that, the Company achieves the applicable performance targets for such period, subject to the terms and conditions of each Performance Share Award. You acknowledge that the table below summarizes all of your Performance Share Awards outstanding as of the Retirement Date:

Grant Date	Target Award	Maximum Award	Measurement Period
May 14, 2010	21,124	38,023	January 1, 2010 – December 31, 2012
June 15, 2009	18,812	33,862	January 1 ,2009 – December 31, 2011

(c) Stock Options. All options that you hold to purchase shares of the Company’s common stock pursuant to the Company’s 2009 Stock Option and Incentive Plan or any predecessor plan that are not vested as of your Retirement Date shall lapse on that date and will not be exercisable. You acknowledge that the following summarizes all vested options that have not been exercised as of the date of this letter and that shall remain exercisable by you as of the Retirement Date:

Grant Date	Exercise Price	Number of Options Exercisable
August 15, 2008	$9.03	5,000
May 15, 2008	$20.37	27,713
February 15, 2007	$29.84	30,400
February 17, 2006	$29.74	36,000
February 11, 2005	$27.06	25,000

The exercise of any such stock options shall be subject to the terms of the Company’s 2009 Stock Option and Incentive Plan, or any applicable predecessor plan, including, without limitation, the time limits on exercise. This subsection of the Agreement is not intended to modify in any respect the rights to which you would otherwise be entitled if you were not to agree to this Agreement or the terms governing stock options. The above summary is set forth solely to confirm certain information concerning stock options. In addition, your participation in the Company’s 2001 Employee Stock Purchase Plan (the “ESPP”) shall terminate as of the Retirement Date and the balance in your accounts under the ESPP, if any, shall be treated pursuant to the terms of the ESPP.

5. Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

6. Non-Solicitation/Non-Accept and Confidentiality Agreement and Release.

You acknowledge that the Non-Solicitation/Non-Accept and Confidentiality Agreement and Release between you and the Company executed in 2003 (the “Non-Solicitation Agreement”) remains in full force and effect in accordance with its terms, except that (i) paragraph 2(c) thereof is hereby amended by deleting the phrase “or accept” within such paragraph and (ii) notwithstanding paragraph 2 of the Non-Solicitation Agreement, the covenants set forth in paragraph 2(c) of such agreement shall be effective only through the conclusion of the Restricted Period (as defined below).

7. Non-Competition.

For the period of one (1) year following the Retirement Date (the “Restricted Period”), you shall not, directly or indirectly, whether as owner, director, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, perform services for, assist, or invest in any Competitor. For purposes of this Agreement, “Competitor” means any of the following, including any affiliate of any of the following: Brown Brothers Harriman & Co., Bryn Mawr Bank Corporation, First Republic Bank, The Northern Trust Company, PrivateBancorp Inc. and Wilmington Trust Corporation. Notwithstanding the foregoing, you may own up to one percent of the outstanding common stock of a Competitor. You understand that the restrictions set forth in this section are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill. You agree that such restrictions are reasonable and appropriate for this purpose. You further acknowledge that your breach of this section of the Agreement will cause the Company to suffer irreparable harm for which any remedy at law will be inadequate and you acknowledge that in the event of any such breach or threatened breach the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. The Company will consider in its discretion any request that you may make for a waiver of a portion of the foregoing restrictions, subject to full disclosure of the Competitor for which you seek to provide services and the nature of the anticipated services, as well as written agreement concerning the scope of such partial waiver.

8. Return of Property

You confirm that, except for the desktop computer and laptop computer provided to you by the Company (the “Retained Company Property”), to the best of your knowledge you have returned to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. You agree that you will, prior to your Retirement Date, meet with a designated Company representative and delete and finally purge from the Retained Company Property or any other device that will remain your property after the Retirement Date any programs, software, documents, files or computerized data and any copies thereof reasonably deemed by said Company representative to constitute “Confidential Information” as that term is defined in the Non-Solicitation Agreement. The Company acknowledges that you have previously, with the Company’s approval, taken steps to preserve for your own use your personal contacts list and that said personal contacts list does not constitute such “Confidential Information.”

9. Release of Your Claims

You, for yourself and your heirs, beneficiaries, executors and administrators (collectively referred to as the “Pressey Releasors”), voluntarily release, forever discharge and indemnify the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, members, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Company Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown, (collectively “Claims” and each singularly “Claim”) that, as of the date when you sign this Agreement, any of the Pressey Releasors has, ever had, claims to have, or ever claimed to have had against any or all of the Company Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;

•	of wrongful discharge;

•	of breach of contract;

•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);

•	under any other federal or state statute;

•	of defamation or other torts;

•	of violation of public policy;

•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your vested rights under the Company’s Section 401(k) plan, your rights referenced in the second paragraph of this letter, or your rights referenced or set forth in this Agreement. Notwithstanding the foregoing, if any Company Releasee initiates any form of litigation against you or any other Pressey Releasor based on any Claim that arose before the Company signed this Agreement, your release of that Company Releasee shall be of no further force or effect; provided that this shall not affect your release of other Company Releasees.

You agree that you shall not seek or accept damages of any nature, other equitable or legal remedies for your own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement.

10. Release of the Company’s Claims

In consideration for, among other terms, your release of Claims in the immediately preceding section, the Company, for itself, its affiliated and related entities, its and their predecessors, successors and assigns and its and their respective employee benefit plans (collectively referred to as the “Company Releasors”), voluntarily releases, forever discharges and indemnifies the Pressey Releasors generally from all Claims that, as of the date when the Company signs this Agreement, any of the Company Releasors has, ever had, claims to have, or ever claimed to have had against any of the Pressey Releasors, including, without limitation, all Claims relating to your employment by and/or termination of employment with the Company and/or your service as a member of the board of directors of any Company affiliate (and the Company shall not authorize any employee, officer, director, or agent or any other individual or entity to bring a Claim on its behalf which the Company has released hereunder); provided that the Company does not release and shall not indemnify the Pressey Releasors from or for any civil Claims based on actions or omissions that satisfy the elements of a criminal offense (“Excepted Claims”). The Company has no knowledge of or reason to believe that it has any Excepted Claims against you.

11. Nondisparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. The Company shall instruct its current senior officers and directors not to make disparaging statements about you during such persons’ employment or directorship with the Company. These nondisparagement obligations shall not in any way affect your obligation or the obligations of the above-referenced persons to testify truthfully in any legal proceeding.

12. Future Cooperation

You agree to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information. You further agree to make yourself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with employment, consulting, or board responsibilities that you may have. You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness. The Company shall also reimburse you for any pre-approved reasonable business travel expenses that you incur on the Company’s behalf as a result of your litigation cooperation services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy. In addition, for all time that you reasonably expend in cooperating with the Company or any of its affiliates pursuant to this section, the Company shall compensate you at the rate of $240 per hour; provided that your right to such compensation shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials.

13. Termination of Payments

In the event that a court determines that you have materially breached your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach the Company shall have the right to terminate any remaining payments. The termination of such payments in the event of such breach by you will not affect your continuing obligations under this Agreement.

14. Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement.

15. Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company, except as expressly set forth in this letter and this Agreement.

16. Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Jurisdiction

You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement or the Non-Solicitation Agreement.

19. Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

20. Entire Agreement

Except as provided in this letter and this Agreement (expressly including, for the avoidance of doubt, all rights, grants, obligations and agreements referenced in the second paragraph of this letter and Sections 4 and 6 of this Agreement), this Agreement constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company.

21. Time for Consideration; Effective Date

You acknowledge that you were given the opportunity to consider an earlier agreement that was proposed to you on September 20, 2010 for a period of twenty-one (21) days. You further acknowledge that this Agreement is an amendment of such previously proposed agreement and that any amendment of the September 20, 2010 proposed agreement or any subsequent proposal does not have the effect of restarting the twenty-one (21) day period. If you sign this Agreement prior to October 11, 2010, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period. For the period of seven (7) days from the date when this Agreement becomes fully executed, you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. As set forth above, this Agreement shall become effective on the Effective Date, which is defined above as the first business day following the expiration of the seven (7) day revocation period.

22. Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original of this letter within the time period set forth above.

Very truly yours,

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ Martha T. Higgins	10/08/10
	Martha T. Higgins	Date
Executive Vice President

You are advised to consult with an attorney before signing this Agreement. The foregoing is agreed to and accepted by:

/s/ Walter M. Pressey	10/07/2010
Walter M. Pressey	Date